Exhibit 99.1

News Release	Contacts:
Sitrick and Company
Brenda Adrian
Tom Becker
212.573.6100

Vertis Communications
Grace Platon
800.365.8957

VERTIS COMMUNICATIONS AND AMERICAN COLOR GRAPHICS CLOSE MERGER

Vertis and American Color Emerge From “Prepackaged” Chapter 11;

Reorganization Plans Now Effective

BALTIMORE (Oct. 20, 2008) Vertis Communications (“Vertis”), a premier provider of targeted advertising and direct marketing solutions, announced today that it has successfully consummated its prepackaged Chapter 11 plan and its merger with American Color Graphics.

The new combined company, headquartered in Baltimore and unified under the Vertis Communications brand, has 100 locations worldwide and nearly 8,000 professionals serving more than 3,000 clients.

“The successful restructuring and merger joins two industry leaders to become a robust, dynamic and exceptional company,” said Mike DuBose, chairman and CEO of Vertis. “United, we are solidly positioned to provide premier targeted marketing solutions through multiple channels.  The new Vertis Communications has greater capability to deliver results-driven marketing programs for customers—from strategy development through point of sale. We anticipate outstanding opportunities for our customers, employees, and business partners.”

To prepare for the merger of American Color into Vertis, integration teams comprised of leaders and experts from the two organizations rigorously analyzed the tools, technology and talent available, with the goal to leverage the strengths of both companies in order to better serve customers.  DuBose added, “The primary objective is to use what’s best from both organizations, truly leveraging our strengths, and reinforcing our leadership position within the industry.”

The merger integrates American Color’s 15 production facilities, including offset and flexographic print facilities, a Total Market Coverage location and premedia facilities, as well as numerous managed service sites into Vertis. American Color’s premedia capabilities include sophisticated design, color and brand management services for the packaging market, plus a vast array of business and workflow solutions technologies. The combination of these operations and capabilities with Vertis’ market-leading advertising insert production facilities, world-class premedia, direct marketing, media placement, technology, interactive and creative services offers customers an unparalleled combination of solutions and production capabilities to meet their marketing challenges.

“With a stronger balance sheet, a larger talent pool and enhanced resources, we are transforming our company and look forward to working with our customers to leverage our capabilities and expertise in ways that are unprecedented. Our customers will be the true beneficiaries of the merger.  Their advertising campaigns will be enhanced with high-impact print advertising and relevant interactive communications,” DuBose said.

Vertis filed prepackaged Chapter 11 cases on July 15, 2008 with a reorganization plan supported by more than 98 percent of its voting noteholders. American Color filed its cases concurrently.  Under the terms of the plans, which were confirmed by the Honorable Christopher S. Sontchi of the U.S. Bankruptcy Court for the District of Delaware on Aug. 26, the noteholders of Vertis and American Color exchanged their bonds for an aggregate of $550 million in new notes and substantially all of the new equity in the merged company. All Vertis trade creditors have been or are being fully repaid in the ordinary course of business. Vertis successfully operated its business as usual during the restructuring, paying its suppliers in the ordinary course.

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“With the consensual prepackaged restructuring, we were able to reduce the combined company’s debt obligations by approximately $1 billion before transaction fees and expenses,” DuBose said. “To be able to do that while maximizing value for our stakeholders is a major accomplishment and source of pride for everyone who supported our turnaround plan. With that behind us, we are transforming our business to benefit customers, employees and partners.”

Upon emergence, the new Vertis will have a $250 million Senior Secured Revolving Credit exit facility from GE Commercial Finance and an approximately $400 million term loan funded by several lenders.

More information on Vertis’ restructuring is available at http://www.vertisinc.com under “Vertis Reorganization.”  Vertis has also set up a toll-free information line for inquiries at 866.671.8107.

About Vertis Communications

Vertis Communications is a premier provider of targeted print advertising and direct marketing solutions to America’s leading retail and consumer services companies.  Vertis delivers marketing programs that create strategic value for clients by using creative services, proprietary consumer research, database targeting and digital technologies, premedia and media placement services, combined with its world-class printing expertise. With more than 100 locations in North America, Vertis’ extensive suite of services includes advertising inserts, direct mail, out-of-home displays, newspaper special sections, POP, marketing collateral, online interactive and multimedia. For more information, visit www.vertisinc.com.

This press release may contain forward-looking statements. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Certain additional factors could affect the outcome of the matters described in this press release, such as the ability to recognize the benefits of the merger, including synergies that may result from the merger.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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